Exhibit 10.60
RULE 10B5-1 PURCHASE PLAN
Pinnacle Airlines Corp. (the “Corporation”), as of this 12th day of June, 2007, has established this Plan (this “Plan”) in order to purchase up to $30 million of the Corporation’s common stock (to be offset by amounts purchased prior to June 15, 2007) pursuant to the requirements of and in conformity with the provisions of Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
The Corporation requests that Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”) execute the Plan as follows:
1.	Starting on June 15, 2007, purchase shares pursuant to the attached table on a “not held” basis.
2.	Merrill Lynch will notify the Corporation of all purchases executed under the Plan pursuant to customary trade confirmations.
3.	The Plan shall end on the earliest of:
a.	the opening of the trading day immediately following the delivery date of written notice by the Corporation of termination of the Plan;
b.	the completion of all purchases contemplated by the Plan;
c.	the date that Merrill Lynch becomes aware of the commencement of any voluntary or involuntary case or other proceeding seeking liquidation, reorganization or other relief under any bankruptcy, insolvency or similar law or seeking the appointment of a trustee, receiver or other similar official, in each case, with respect to the Corporation or the taking of any corporate action by the Corporation to authorize or commence any of the foregoing;
d.	the date that the Corporation or any other person publicly announces a tender or exchange offer with respect to the shares or a merger, acquisition, reorganization, recapitalization or other similar business combination or transaction as a result of the consummation of which the shares would be exchanged or converted into cash, securities or other property;
e.	the Corporation’s or Merrill Lynch’s reasonable determination that:
(i)	the Plan does not comply with Rule 10b5-1 or other applicable securities laws; or
(ii)	the Corporation has not, or Merrill Lynch has not, complied with the Plan, Rule 10b5-1 or other applicable securities laws.

4.	The Corporation will pay Merrill Lynch $*** per share commission rate.
5.	The Corporation represents and agrees that in connection with this Plan it has complied and will comply with the provisions of Rule 10b-18. Merrill Lynch is entitled to conclusively rely on information communicated to it by the Corporation concerning the Corporation’s market activities. In executing the Plan, Merrill Lynch is instructed to use its best efforts to comply with the purchasing conditions of Rule 10b-18.
6.	The Corporation confirms that (a) it established the Plan in good faith in compliance with the requirements of Rule 10b5-1 at a time when it was not in possession of non-public material information, (b) it understands the proscriptions of Rule 10b5-1 in respect of offsetting and hedging transactions, (c) it will not disclose to any persons at Merrill Lynch effecting purchases under the Plan any information regarding the Corporation that might influence the execution of the Plan and (d) it will inform Merrill Lynch as soon as possible of any subsequent legal or contractual restrictions affecting the execution of the Plan by Merrill Lynch or by the Corporation and of the occurrence of any event that would cause the Plan to end or be suspended as contemplated in Paragraph 3 or 7.
7.	If Merrill Lynch must suspend purchases of shares under this Plan on a particular day for any of the following reasons:
a.	a day specified by the Plan is not a day on which the shares trade regular way on the Exchange;
b.	trading of the shares on the Exchange is suspended for any reason; or
c.	Merrill Lynch cannot effect a purchase of shares due to legal, regulatory or contractual restrictions applicable to it or to the Corporation (including without limitation, Regulation M, Rule 10b-5 or Rule 10b-18), then Merrill Lynch will resume purchases in accordance with Paragraph 1 on the next day specified in the Plan after the condition causing the suspension of purchases has been resolved to the satisfaction of Merrill Lynch and the Corporation.
8.	Any number of shares to be purchased (and the corresponding Price Limits) set forth in the Daily Pricing Strategy below shall be adjusted automatically on a proportionate basis to take into account any stock split, reverse stock split or stock dividend with respect to the shares or any change in capitalization with respect to the Corporation or any similar event that occurs during execution of the Plan, as determined by Merrill Lynch in good faith and in a commercially reasonable manner.
9.	The Plan may be modified or amended by the Corporation provided that (a) such modification or amendment is (i) is in writing, (ii) is made in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5 or 10b-18 and (iii) is in accordance with the terms of the Plan; and (b) at the time of such modification or amendment the Corporation represents and warrants to Merrill Lynch that it is not in possession of any non-public material information.
10.	The Plan may be signed in counterparts, each of which will be an original.

11.	The Plan and the attachment together constitute the entire agreement between the Corporation and Merrill Lynch and supersede any prior agreements or understandings regarding the Plan.
12.	All notices given by the parties under this Plan will be as follows:
a.	If to Merrill Lynch:
4 World Financial Center, 5th Floor
New York, NY 10080
Attention: Charles Plohn, Jr., Fax no: (212) 449-0355
b.	If to the Corporation:
1689 Nonconnah Blvd., Suite 111
Memphis, TN 38132
Attention: Peter D. Hunt, Fax no: (901) 348-4103
13.	This Plan will be governed by and construed in accordance with the internal laws of the State of New York.

Pinnacle Airlines Corp.
By:	/s/ Peter D. Hunt
	Name:	Peter D. Hunt
	Title:	VP and CFO

ACKNOWLEDGED AND AGREED:
Merrill Lynch, Pierce, Fenner & Smith Incorporated

By:	/s/ Charles Plohn, Jr.

Name: Charles Plohn, Jr. Title: Managing Director

Attachment

Price	Maximum Daily
Range	Target Volume*
< $***	100%
$*** — $***	75%
$*** — $***	50%
$*** — $***	25%
> $***	0%

*	As a percentage of daily volume limitations pursuant to the provisions of Rule 10b-18

***	Redacted

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